UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Myriad Genetics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (“Amendment No. 1”) is being filed to amend the definitive proxy statement of Myriad Genetics, Inc. for its 2013 Annual Meeting of Stockholders to be held on December 5, 2013 (“Proxy Statement”), which was filed with the Securities and Exchange Commission on October 15, 2013, in order to make the corrections and provide the additional information set forth below. Except as specifically set forth herein, this Amendment No. 1 does not modify or update any other disclosures presented in the Proxy Statement. In addition, this Amendment No.1 does not reflect events occurring after the date of the original filing of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

Correction

Pages 23 and 24 of the Proxy Statement, under the heading “Short-Term Incentive Awards,” contain a transposition error in which it was incorrectly stated that our net income for fiscal 2013 was $174 million. Our correct net income for fiscal 2013, as reported elsewhere in the Proxy Statement and in our annual report accompanying the Proxy Statement, was $147.1 million.

Additional Information Regarding Executive Compensation

On page 24 of the Proxy Statement, under the heading “Short-Term Incentive Awards,” we disclosed the formula under which our President and CEO was granted a cash incentive bonus for fiscal 2013 under our 2013 Executive Incentive Plan (the “Incentive Plan”), and additional information, as follows:

Base Salary × Target Incentive Bonus Percentage of 100% × Total Performance Factor.

The Total Performance Factor is based on fiscal 2013 company revenues, net income and EPS and is calculated as follows:

(the Revenue Performance Factor × 0.50) + (the Net Income Performance Factor × 0.25) + (the EPS Performance Factor × 0.25).

The Revenue Performance Factor equals 100%, increased by .75 percentage point for each $1 million in revenue above the designated total revenue goal for fiscal 2013 and decreased by .75 percentage point for each $1 million in revenue below the revenue goal. The Net Income Performance Factor equals 100%, increased by three percentage points for each $1 million in net income above the designated net income goal for fiscal 2013 and decreased by three percentage points for each $1 million in net income below the net income goal. The EPS Performance Factor equals 100%, increased by three percentage points for each $0.01 EPS above the designated EPS goal for fiscal 2013 and decreased by three percentage points for each $0.01 EPS below the designated EPS goal. However, as set forth in the Incentive Plan in no event may the Total Performance Factor exceed 130% and the payment may not be greater than $5 million. The Compensation Committee has the discretion to reduce the amount payable based on the accomplishment of the Individual MBOs or for any other reason in the discretion of the Compensation Committee but it may not increase the amount of the award.

In order to help facilitate a better understanding of the awards under our Incentive Plan for fiscal 2013, we are providing the following additional information:

Based on the actual Revenue Performance Factor, the Net Income Performance Factor, and EPS Performance Factor determined for our President and CEO for fiscal 2013, and our actual financial results for revenue, net income and EPS for fiscal 2013, as disclosed in the Proxy Statement, the designated financial goals for fiscal 2013 under the Incentive Plan were, arithmetically, as follows:

Fiscal 2013 total revenue goal:	$570 million
Fiscal 2013 net income goal:	$126 million
Fiscal 2013 EPS goal:	$1.48

The sole purpose for filing this Amendment No. 1 is to correct the transposition error referenced above and to confirm the fiscal 2013 total revenue, net income and EPS goals under our Incentive Plan. No other changes have been made to the Proxy Statement.